                                                                     EXHIBIT 4.2

                            SERIES B PREFERRED STOCK
                               PURCHASE AGREEMENT

        This Series B Preferred Stock Purchase Agreement (this "Agreement") is entered into as of October 21, 1999 (the "Effective Date") by and among Ophthalmic Imaging Systems, a California corporation (the "Company" or "OIS"), and Premier Laser Systems, Inc., a California corporation ("Premier").

                                    RECITALS

        WHEREAS, the Company, Premier and Ophthalmic Acquisition Corporation, a California corporation and a subsidiary of Premier ("Premier Sub"), and their respective boards of directors, are negotiating an Agreement and Plan of Reorganization (the "Merger Agreement"), whereby, upon requisite shareholder and board approval, OIS will be merged with and into Premier Sub (the "Merger"), with OIS becoming the surviving corporation and each share of OIS common stock converting into shares of Premier Class A common stock at the exchange ratio set forth in the Merger Agreement;

        WHEREAS, Premier has held more than 51% of the outstanding common stock of OIS and therefore a majority vote;

        WHEREAS, OIS owes certain amounts to Premier including, but not necessarily limited to, interest owed, expenses for services provided and a note in the amount of $500,000 (all such debt collectively referred to herein as the Company's "Debt Owed");

        WHEREAS, approximately thirty-five persons, including approximately thirty current employees of OIS, presently hold approximately 1,600,000 options to purchase OIS common stock at an exercise price ranging from $0.63 to $4.50 per share (the "Employee Options"), many of which are already vested; and

        WHEREAS, the Company desires to sell to Premier, and Premier wishes to purchase from Company, in exchange for canceling part of the Company's Debt Owed and pursuant to the terms and conditions hereof, that amount of the Company's Series B Preferred Stock (the "Series B Preferred") necessary to preserve Premier's majority vote despite the exercise of Employee Options by one or more persons, and without triggering the preferred share purchase rights under the Rights Agreement dated December 31, 1997, as amended, between OIS and American Securities Transfer, Inc. (the "Rights Agreement");

                                    AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, covenants and conditions hereinafter set forth, the parties hereto agree as follows:

                                    ARTICLE 1

                         REPRESENTATIONS OF THE COMPANY

        The Company represents, warrants and agrees as follows:

        1.1 Power and Capacity; Authorization. OIS is a corporation duly organized, validly existing and in good standing under the laws of those jurisdictions where failure to be in good standing or to so qualify would have a material adverse effect on OIS. OIS has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Company's Board of Directors and no other corporate proceedings by OIS are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by OIS and, assuming this Agreement constitutes a valid and binding obligation of Premier, constitutes a valid and binding agreement of OIS, enforceable against OIS in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors' rights, and, with respect to the remedy of specific performance, equitable doctrines applicable thereto).

        1.2 No Conflicts. The execution, delivery and performance of this Agreement by OIS will not (a) constitute a breach or violation of any provisions of the Company's Articles of Incorporation or Bylaws, (b) result in a violation of any law, rule, ordinance, regulation, order, judgment or decree by which OIS is bound, or (c) conflict with or result in a material breach of or default under any mortgage, lien, lease, license, permit, agreement, contract or instrument to which OIS is a party or by which OIS is bound, which conflict, breach or default would have a material adverse effect on the ability of OIS to perform its obligations under this Agreement.

        1.3 Preferred Stock. The Company has a total of 20,000,000 authorized shares of Preferred Stock, $0.01 par value per share, 2,000 of which are designated Series B Preferred Stock and none of which are issued and outstanding. The Company has reserved 2,000 shares of Common Stock for possible issuance upon the conversion of the shares of Series B Preferred to be issued hereunder (the "Conversion Shares"). The Series B Preferred, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable. The Conversion Shares have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Certificate of Determination, will be duly and validly issued, fully paid and non-assessable.

        1.4 Certificate of Determination. The Company has duly adopted a Certificate of Determination of Preferences of Series B Preferred Stock of Ophthalmic Imaging Systems in such form as is attached hereto as Exhibit A (the "Certificate of Determination") and has obtained all necessary approvals from its Board of Directors and shareholders, if necessary, and has duly filed the Certificate of Determination with the California Secretary of State.

        1.5 Rights Agreement. The Company has taken and will continue to take all necessary action to ensure that none of the transactions contemplated by this Agreement will cause (i) Premier or any of its affiliates to become an Acquiring Person (as defined in the Rights Agreement) for purposes of the Rights Agreement, or (ii) otherwise affect in any way the Rights under the Rights Agreement, including by causing such Rights to separate from the underlying shares or by giving such holders the right to acquire securities of any party hereto or by triggering provisions of the Rights Agreement that may give rise to a Distribution Date (as such term is defined in the Rights Agreement).

                                    ARTICLE 2

                           REPRESENTATIONS OF PREMIER

        Premier represents, warrants and agrees as follows:

        2.1 Power and Capacity; Authorization. Premier is a corporation duly organized, validly existing and in good standing under the laws those jurisdictions where failure to be in good standing or to so qualify would have a material adverse effect on Premier. Premier has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by Premier's Board of Directors and no other corporate proceedings by Premier are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Premier and, assuming this Agreement constitutes a valid and binding obligation of OIS, constitutes a valid and binding agreement of Premier, enforceable against Premier in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors' rights, and, with respect to the remedy of specific performance, equitable doctrines applicable thereto).

        2.2 No Conflicts. The execution, delivery and performance of this Agreement by Premier will not (a) constitute a breach or violation of any provisions of Premier's Articles of Incorporation or Bylaws, (b) result in a violation of any law, rule, ordinance, regulation, order, judgment or decree by which Premier is bound, or (c) conflict with or result in a material breach of or default under any mortgage, lien, lease, license, permit, agreement, contract or instrument to which Premier is a party or by which Premier is bound, which conflict, breach or default would have a material adverse effect on the ability of Premier to perform its obligations under this Agreement.

        2.3 Investigation and Economic Risk. Premier acknowledges that it has had an opportunity to discuss the business, affairs and current prospects of the Company with the Company's officers. Premier acknowledges that it is able to fend for itself in the transactions contemplated by this Agreement and has the ability to bear the economic risks of its investment pursuant to this Agreement.

        2.4 Purchase for Own Account. The Series B Preferred and the Conversion Shares are being acquired by Premier for its own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof.

        2.5 Exempt from Registration and Restricted Securities. Premier understands that the Series B Preferred and the Conversion Shares will not be registered under the 1933 Act, on the ground that the sale provided for in this Agreement is exempt from registration under the Act, and that the reliance of the Company on such exemption is predicated in part on Premier's representations set forth in this Agreement. Premier understands that the Series B Preferred and the Conversion Shares being purchased hereunder are restricted securities within the meaning of Rule 144 under the 1933 Act and that the Series B Preferred and the Conversion Shares are not registered and must be held indefinitely unless they are subsequently registered or an exemption from such registration is available. It is further understood that each certificate representing (a) the Series B Preferred, (b) the Conversion Shares, and (c) any other securities issued in respect of the any of the foregoing upon any stock split, stock dividend, recapitalization, merger, or similar event shall be stamped or otherwise imprinted with an appropriate restrictive legend.

                                    ARTICLE 3

                      AGREEMENT TO PURCHASE AND SELL STOCK

        3.1. Authorization. As of the first Closing (as defined below), the Company will have authorized the issuance, pursuant to the terms and conditions of this Agreement, of up to 2,000 shares of the Company's Series B Preferred, no par value, having the rights, preferences, privileges, and restrictions set forth in the Certificate of Determination of the Company attached to this Agreement as Exhibit A.

        3.2. Purchase of Stock. Subject to the terms and conditions set forth in this Agreement, the Company agrees to sell, assign, transfer and deliver to Premier, and Premier agrees to purchase from the Company, fifty (50) validly issued, fully paid and nonassessable shares of the Company's Series B Preferred Stock (the "Purchased Stock"), whenever one or more persons (other than Walt Williams, Daniel Durrie or Randall Fowler) exercise Employee Options to purchase, in the aggregate, 50,000 shares of Company Common Stock. Premier shall be entitled to purchase shares of Series B Preferred Stock because of the exercise of stock options held by Walt Williams, Daniel Durrie and Randall Fowler (the "Outside Directors") pursuant to that certain Agreement dated October 21, 1999, between OIS, Premier and the Outside Directors. Any and all purchases by Premier of Series B Preferred Stock shall be automatic and shall not require any further action by the parties hereto. Each such purchase shall be a separate "Closing" for purposes of this Agreement.

        3.3 Price and Consideration. In full consideration for the purchase by Premier of the Purchased Stock, Premier shall cancel on each Closing that amount of the Debt Owed then held by Premier in the amount of twenty-five dollars ($25.00) per share of Series B Preferred Stock purchased by Premier as Purchased Stock (the "Purchase Price"). Premier shall deliver to OIS written evidence, in a form acceptable to OIS, showing the cancellation of the aforementioned indebtedness under the terms of this Agreement.

        3.4 Stock Certificates. As soon as practicable after each Closing, OIS will deliver to Premier a certificate representing the Series B Preferred purchased by Premier, which certificate shall bear appropriate restrictive legends.

        3.5 Best Efforts and Further Assurances. Each of the parties to this Agreement shall use its best efforts to effectuate the transactions contemplates hereby and to fulfill and cause to be fulfilled the terms and conditions set forth under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

                                    ARTICLE 4

                          CONDITIONS TO THE OBLIGATIONS
                              UNDER THIS AGREEMENT

        4.1 Conditions to the Obligations of the Company and Premier. The obligations of OIS to sell and Premier to purchase the Purchase Stock pursuant to this Agreement is conditioned upon: (a) the exercise of Employee Options resulting in the purchase of at least 50,000 shares of Company Common Stock; and
(b) the representations and warranties made by the Company and Premier herein shall be true and correct when made, and shall be true and correct as of the date of each Closing with the same force and effect as if they had been made on and as of such date, subject to changes contemplated by this Agreement.

                                    ARTICLE 5

                                  MISCELLANEOUS

        5.1 Expenses. Each party to this Agreement shall pay its own costs and expenses (including all legal fees) relating to this Agreement, the negotiations leading up to this Agreement and the transactions contemplated by this Agreement.

        5.2 Amendment. This Agreement shall not be amended except by a writing duly executed by each party to this Agreement.

        5.3 Entire Agreement. This Agreement, including the exhibits and other documents delivered pursuant to this Agreement, contain all of the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting the subject matter hereof.

        5.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California.

        5.5 Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.

        5.6 Mutual Contribution. The parties to this Agreement and their counsel have mutually contributed to its drafting. Consequently, no provision of this Agreement shall be construed against any party on the ground that that party drafted the provision or caused it to be drafted.

        5.7 Notices. All notices, requests, demands and other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery, if delivered to the persons identified below, including delivery by facsimile, provided sender receives telephonic or electronic confirmation of delivery, or three days after mailing if mailed by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

        If to the Company:

               Ophthalmic Imaging Systems
               221 Lathrop Way, Suite I
               Sacramento, CA 95815
               Attention: President
               Facsimile No.:  (916) 646-0207
               Telephone No.:  (916) 646-2020

        With a copy to:

               Gibson, Dunn & Crutcher LLP
               1530 Page Mill Road
               Palo Alto, California 94304
               Attention: Lawrence Calof, Esq.
               Facsimile No.:  (650) 849-5348
               Telephone No.:  (650) 849-5300

        If to Premier:

               Premier Laser Systems, Inc.
               3 Morgan
               Irvine, CA 92618
               Attention:  President and Chief Executive Officer
               Facsimile No.:  (949) 859-5241
               Telephone No.:  (949) 859-0656

        With a copy to:

               Paul, Hastings, Janofsky & Walker LLP
               695 Town Center Drive, 17th Floor
               Costa Mesa, CA 92626
               Attention:  William J. Simpson, Esq.
               Facsimile No.: (714) 979-1921
               Telephone No.:  (714) 668-6200

Such persons and addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section.

        5.8 Survival of Representations and Warranties. The respective representations and warranties of OIS and Premier contained in this Agreement shall survive the execution, delivery and performance of this Agreement for a period of one year from the Closing.

        5.9 Waiver. Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

        5.10 Binding Effect; Assignment. The parties agree that this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. No party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of all other parties to this Agreement, which they may withhold in their absolute discretion.

        5.11 Finder's Fees. Each party (a) represents and warrants to the other party hereto that it has retained no finder or broker in connection with the transactions contemplated by this Agreement, and (b) hereby agrees to indemnify and to hold harmless the other parties hereto from and against any liability for any commission or compensation in the nature of a finder's fee of any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which the indemnifying party or any of its employees or representatives are responsible.

        5.12 No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any person or entity which is not a party or an assignee of a party to this Agreement.

        5.13 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument. All counterparts shall be deemed an original of this Agreement.



                          [The signature pages follow.]

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


                                        OPHTHALMIC IMAGING SYSTEMS:

                                        By /s/ STEVEN VERDOONER
                                           -------------------------------------
                                           Steven Verdooner, President

                                        PREMIER LASER SYSTEMS, INC.:

                                        By /s/ COLETTE COZEAN
                                           -------------------------------------
                                           Colette Cozean, Ph.D.,
                                           President and CEO




                    [Stock Purchase Agreement Signature Page]

APPENDIX A:  CERTIFICATE OF DETERMINATION